Exhibit 99.28 (h)(4)

EXHIBIT A

THIS EXHIBIT A, amended and restated as of                     , 2011, is Exhibit A to that certain Administration and Accounting Services Agreement dated as of October 17, 2007 between BNY Mellon Investment Servicing (US) Inc. (formerly, PFPC Inc.) and The Roxbury Funds.

PORTFOLIOS

Roxbury Small-Cap Growth Fund

Roxbury/Mar Vista Strategic Growth Fund

THE ROXBURY FUNDS

By:
Name:
Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:	Jay F. Nusblatt
Title:	Managing Director